Exhibit 99.1


                                  NEWS RELEASE

                             APOLO GOLD & ENERGY INC
                 1209-409 Granville St. Vancouver, B.C. V6C 1T2

                  APOLO SIGNS L.O.I. FOR NEVADA MINING PROJECTS

Vancouver, B.C. February 26 2007 - Apolo Gold & Energy Inc. (OTC BB: APLL) has executed a Letter of Intent with Great American Minerals, Inc. (GAM) of Salt Lake City Utah, for the acquisition of all of the outstanding shares of GAM in return for a yet to be determined number of restricted shares of common stock of Apolo. GAM is a private Company located in Salt Lake City Utah and the holder of numerous mining claims primarily in Nevada.

The number of restricted shares to be issued by Apolo, which would be delivered upon the closing of the Definitive Agreement, will be determined by mutual consent of the parties only after an independent value has been determined for the assets of GAM being acquired by Apolo. Both parties will use their best efforts to execute a Definitive Agreement by April 20, 2007, and close by June 20, 2007.

As a condition of execution of the Definitive Agreement, the most significant GAM properties shall be evaluated at Apolo's cost for geological and economic value by a qualified independent third party prior to a final determination of the number of Apolo shares to be issued to GAM shareholders.

GAM currently owns over 900 unpatented mining claims, and has Joint Ventures with Madison Minerals Ltd and Platte River Gold. There are 6 prominent properties located in Nevada and include a diverse asset base of properties hosting gold and silver, to strategic metal mineral resources such as vanadium and copper. The properties range from advanced exploration/development drilling projects to promising exploration targets. All properties are located in the prolific Battle Mountain - Eureka Trend in Nevada, also known as the Cortez Trend.

Through a Joint Venture with Madison Minerals, Inc, GAM and Madison have acquired control of claims and patents for over 5,500 acres on the Battle Mountain - Eureka Trend in Nevada. GAM has a 40% interest in the joint venture which has the option of acquiring the property. This Joint Venture known as the Phoenix Joint Venture is strategically located directly north of and contiguous with Newmont Mining Corp's Phoenix/Fortitude Mine Development complex which is reported to host significant mineable reserves of gold?.

Other projects owned by GAM include the Treasure Hill Project, located in White Pine County between Ely and Eureka, Nevada; Black Kettle Vanadium Project located 8 miles south of Carlin in Elko County Nevada; Modoc Project, located 3 miles from Newmont's Phoenix-Fortitude property and directly adjacent to the Phoenix JV Property; UNR Project, located in the Eureka Mining District; and the Platte River JV Project.

GAM also owns claims in the High Grade District in the Warner Mountains, approximately 30 miles northeast of Alturas in Modoc County, in the northeast corner of California. This is a gold occurrence that has had very little exploration to date.

Regarding the Treasure Hill Project, current drilling data indicates significant silver bearing mineralization of high grade material. Additional drilling will be required on this property to determine its potential..

Prior to the closing of the Definitive Agreement, GAM will provide evidence of a firm commitment of financing in the amount of $8,000,000. A portion of these funds would be allocated to the retirement of debentures currently outstanding in GAM. The balance will provide sufficient financing to retire all outstanding obligations of both Apolo and GAM, and provide working capital of almost $4,000,000 for work program commitments and general working capital. As a further condition to closing, the parties have agreed to the election of a revised board of directors.



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Apolo also advises that it has signed an Agreement with Atna Resources Ltd wherein Apolo will execute a quit claim and return its rights regarding the Beowawe property in Nevada to Atna Resources Ltd. As a condition of this Agreement, Apolo has agreed to reimburse Atna $113,520 of expenditures made on its behalf and to issue to Atna 2,200,000 restricted common shares in lieu of unfulfilled work commitments for the past year. Upon settlement of the foregoing, Apolo will be released from further obligations regarding the Beowawe property.

The Company is awaiting a geological consultants report on its NUP property in Sumatra, Indonesia prior to determining its continuing program for 2007.

APOLO GOLD & ENERGY INC

For further information, please contact:
Brant W. Little B.B.A. Advisor to the Board

                                          e-mail:    brantlittle@yahoo.ca
Tel: 604-687-4150                                    --------------------
                                          Website:   www.apologoldandenergy.com
Fax: 604-687-4155                                    --------------------------

                              Safe Harbor Statement

All statements contained herein, as well as oral statements that may be made by the Company or by officers, directors or employees of the Company acting on the Company's behalf, that are not statements of historical fact, constitute "forward-looking statements" and are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties are outlined in the Company's Annual Report on Form 10-K for 2005 as filed with the Securities and Exchange Commission. The Company is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.



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